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                                       OMB APPROVAL

                                   OMB Number:3235-0145
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. *)

                         Gibbs Construction, Inc.
                           (Name of Issuer)

                              Common Stock
                    (Title of Class of Securities)

                                374636108
                              (CUSIP Number)

                              July 16, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /XXX/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)               Page 1 of 10

CUSIP No. 374636108                          Page 2 of 10 Pages

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1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Avocet Capital Management, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 221,000
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              221,000
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,000
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN and IA
----------------------------------------------------------------

CUSIP No. 374636108                          Page 3 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Avocet Investment Partners, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 221,000
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              221,000
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,000
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN
----------------------------------------------------------------

CUSIP No. 374636108                          Page 4 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     GWL Partners, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Louisiana
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 221,000
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              221,000
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,000
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN
----------------------------------------------------------------

CUSIP No. 374636108                          Page 5 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     GWL Management, L.L.C.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 221,000
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              221,000
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,000
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     OO
----------------------------------------------------------------

CUSIP No. 374636108                          Page 6 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     G. Walter Loewenbaum II
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 221,000
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              221,000
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,000
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     IN
----------------------------------------------------------------

CUSIP No. 374636108                13G            Page 7 of 10 Pages

ITEM 1.

     (a)  The name of the issuer is Gibbs Construction, Inc. (the
"Issuer").

     (b) The principal executive office of the Issuer is located at 1855 Wall St., Garland, Texas, 75041.

ITEM 2.

     (a) The name of the person(s) filing this statement are Avocet Capital Management, L.P., a Delaware limited partnership ("ACM"); Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP"); GWL Partners, L.P., a Delaware limited partnership ("GWL"); GWL Management, L.L.C., a Delaware limited liability company ("LLC"); G. Walter Loewenbaum II, a citizen of the United States of America ("Loewenbaum") (collectively, the Filers).

     (b) The principal business office of the Filers is located at 111 Congress Ave., Suite 1600, Austin, TX 78701.

     (c) See Item 2(a). ACM is the investment adviser and the general partner of AIP, which is an investment limited partnership. GWL is the general partner of ACM. LLC is the general partner of GWL. Loewenbaum is the manager of LLC.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 374636108.

CUSIP No. 374636108                13G            Page 8 of 10 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  XXX  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 374636108                13G            Page 9 of 10 Pages

ITEM 4.  OWNERSHIP

               Aggregate
               Beneficially
               Owned               Voting Power        Dispositive Power
Name           Number    Percent   Sole      Shared    Sole      Shared

ACM            221,000   5.5       -0-       221,000   -0-       221,000
AIP            221,000   5.5       -0-       221,000   -0-       221,000
GWL            221,000   5.5       -0-       221,000   -0-       221,000
LLC            221,000   5.5       -0-       221,000   -0-       221,000
Loewenbaum     221,000   5.5       -0-       221,000   -0-       221,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The Filers include (1) ACM, an investment adviser whose client, AIP, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock and (2) such client that holds more than 5 percent of the class of the Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP No. 374636108                13G            Page 10 of 10 Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:    July 21, 1998.

AVOCET CAPITAL MANAGEMENT, L.P.         AVOCET INVESTMENT PARTNERS, L.P.

By: GWL Partners, L.P.                  By: Avocet Capital Management, L.P.
    General Partner                         General Partner

  By: GWL Management, L.L.C.              By: GWL Partners, L.P.
      General Partner                         General Partner

     By: /s/ G. Walter Loewenbaum II       By: GWL Management, L.L.C.
         G. Walter Loewenbaum II                 General Partner
         Manager
                                            By: /s/ G. Walter Loewenbaum II
                                                G. Walter Loewenbaum II
                                                Manager

GWL PARTNERS, L.P.                      GWL MANAGEMENT, L.L.C.

  By: GWL Management, L.L.C.            By:  /s/ G. Walter Loewenbaum II
      General Partner                        G. Walter Loewenbaum II
                                             Manager
     By: /s/ G. Walter Loewenbaum II
         G. Walter Loewenbaum II        /s/ G. Walter Loewenbaum II
         Manager                        G. Walter Loewenbaum II

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